Exhibit 99.1

Barnes & Noble Education Reports Third Quarter Fiscal Year 2021 Financial Results

Expands First Day® Programs Driving Access, Affordability and Convenience for Students Nationwide

New Fanatics and Lids College (FLC) Partnership to Accelerate the Recovery of In-Store and Online General Merchandise Sales

Bartleby® Posts Strong Growth; Subscriber Experience to be Enhanced by New Wolfram / Alpha Math Solver

David Nenke Appointed President of Digital Student Solutions (DSS)
March 9, 2021, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the third quarter of fiscal year 2021, which ended on January 30, 2021.
BNED’s fiscal 2021 third quarter results were significantly impacted by the ongoing COVID-19 pandemic, as many schools continued to adjust their learning model and restrict on-campus activities in response to the pandemic. As compared to a year ago, substantially fewer students learned on campus, as many schools implemented virtual/remote learning models and curtailed on-campus classes and activities due to health and safety concerns. While many athletic-conferences resumed sporting activities, fan attendance at games was severely restricted or even eliminated, which further impacted sales from Retail’s high-margin general merchandise offerings. Additionally, year-over-year sales were impacted by COVID-19 related enrollment declines in higher education.
The COVID-19 impact on higher education remains a fluid situation and BNED remains committed to supporting its campus partners through its flexible offerings and ability to quickly pivot to ensure uninterrupted service as institutions manage the safety of their campuses and the Company manages the safety of its campus stores.
Financial highlights for the third quarter 2021:
•Consolidated third quarter sales of $411.6 million decreased 18.1%, as compared to the prior year period; year to date consolidated sales of $1,211.1 million decreased 24.0%, as compared to the prior year period.
•Consolidated third quarter GAAP net loss of $(48.3) million, compared to GAAP net loss of $(1.7) million in the prior year period; year to date GAAP net loss of $(87.4) million, compared to GAAP net income of $2.1 million in the prior year period. The third quarter net loss includes a pre-tax non-cash impairment loss of $27.6 million, $20.5 million after-tax, on certain store-level long-lived assets in the Retail segment.
•Consolidated third quarter non-GAAP Adjusted Earnings of $(25.6) million, compared to $(0.7) million in the prior year period; year to date non-GAAP Adjusted Earnings of $(56.2) million, compared to $7.0 million in the prior year period.
•Consolidated third quarter non-GAAP Adjusted EBITDA of $(20.8) million, compared to $13.4 million in the prior year period; year to date non-GAAP Adjusted EBITDA of $(34.3) million, compared to $62.8 million in the prior year period.

Operational highlights for the third quarter 2021:
•Entered into a long-term strategic omnichannel merchandising partnership with FLC, forging an alliance with the two online and offline leaders in the licensed sports and emblematic merchandise category. Under the terms of the agreement, Fanatics and Lids together made a $15 million strategic equity investment in BNED.

•BNC First Day® year-over-year revenue increased 107%, benefitting from the accelerated move to digital courseware.
•Reached agreements with 31 campus stores to date, which includes new business accounts, to support the BNC First Day® Complete program in Fall Term 2021, representing over 160,000 in total undergraduate enrollment; up from 12 campus stores and 43,000 in total undergraduate enrollment in Fall Term 2020.
•Continue to work with a significant number of additional campuses to secure agreements to launch First Day Complete for Fall Term 2021.
•Gained over 210,000 gross subscribers for the bartleby® suite of services year to date, with DSS revenue increasing 11.8% for the same period.
•Announced agreement with Wolfram|Alpha to develop a math solver as a new feature in the Company’s bartleby suite of solutions. Powered by Wolfram|Alpha’s best-in-class computation engine, the math solver will allow students to access an interactive digital calculator that provides real-time, step-by-step explanations for even the most advanced math problems.
•Continued to attract new clients and generate new business growth, signing over $84 million in net new business to date this fiscal year and expanding BNED’s footprint by 54 BNC institutions and 31 K-12 schools.

“As our campus partners and students nationwide navigate and adapt to the pandemic’s impacts on education, BNED continues to innovate and expand its capabilities and solutions to be their partner of choice, both now and in the future,” said Michael P. Huseby, CEO, BNED. “Traditional learning routines have been upended resulting in increased demand for both our bartleby digital self-study offerings, and our First Day courseware delivery models resulting in the strong growth of these responsive solutions this quarter. We look forward to further growing our bartleby suite of solutions through the new math solver tool we are developing with Wolfram|Alpha, ensuring that students have on-demand access to all the learning support they need. For our campus partners, we continue to support their efforts to drive affordability, access and an improved student experience through our rapidly expanding First Day and First Day Complete inclusive access models, which have provided substantial savings and convenience this Spring. Our recently announced partnership with Fanatics Lids College will help us to further enhance the campus experience for our partners, offering an expanded product selection, a world-class online and mobile experience and a progressive direct-to-consumer platform. The benefits to our customers and BNED of the FLC alliance should turbo charge the expected recovery of Retail’s general merchandise sales beginning in our upcoming fiscal year ’22 as we currently expect a significant shift to on campus activities to return.”

“As expected, our Spring Rush period saw lower sales due to the pandemic, particularly in our high-margin general merchandise business,” said Thomas Donohue, Chief Financial Officer, BNED. “We continue to manage expenses prudently to offset the sales disruption and our current liquidity position remains strong despite the challenging climate.”
Third Quarter 2021 and Year to Date Results
Results for the 13 and 39 weeks of fiscal 2021 and fiscal 2020 are as follows:

$ in millions	13 and 39 Weeks Selected Data (unaudited)
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Q3 2021	Q3 2020	2021	2020
Total Sales	$411.6	$502.3	$1,211.1	$1,594.2
Net Income (Loss)	$(48.3)	$(1.7)	$(87.4)	$2.1

Non-GAAP(1)
Adjusted EBITDA	$(20.8)	$13.4	$(34.3)	$62.8
Adjusted Earnings	$(25.6)	$(0.7)	$(56.2)	$7.0
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (DSS). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results
Retail sales in the third quarter decreased by $70.3 million, or 15.4%, as compared to the prior year period. Comparable store sales decreased 19.9% for the quarter, with comparable textbook sales declining 8.1%, as compared to 9.3% a year ago, and comparable general merchandise sales declining 45.8%, as compared to a 0.7% decline a year ago, primarily due to fewer students on campus, curtailed campus activities and significant restrictions on attendance at sporting events.
Consistent with prior years, the Spring Rush period extended beyond the quarter due to later school openings and the continued pattern of students buying course materials later in the semester. Factoring in the fiscal month of February, comparable store sales for the retail segment decreased 26.7% through fiscal February.
Retail non-GAAP Adjusted EBITDA for the quarter decreased to $(22.2) million, as compared to non-GAAP Adjusted EBITDA of $8.1 million in the prior year period.

Wholesale Segment Results
Wholesale sales of $39.5 million for the quarter decreased by $27.5 million, or 41.1%, as compared to $67.0 million in the prior year period. The decrease is primarily due to decreased gross sales, partially offset by lower returns and allowances, both impacted by the COVID-19 pandemic.
Wholesale non-GAAP Adjusted EBITDA for the quarter was $6.3 million, as compared to non-GAAP Adjusted EBITDA of $9.9 million in the prior year period. This decrease was primarily driven by lower sales, somewhat mitigated by higher gross margins.

DSS Segment Results
DSS sales of $7.2 million for the quarter increased by $0.8 million, or 12.0%, as compared to $6.4 million in the prior year period. The increase is primarily due to an increase in sales of bartleby subscriptions.
DSS non-GAAP Adjusted EBITDA was $1.0 million for the quarter, as compared to non-GAAP Adjusted EBITDA of $1.2 million in the prior year period, declining slightly on higher expenses, including advertising costs.
Effective March 8, 2021, David Nenke has been appointed President of Digital Student Solutions (DSS). As President of DSS, Mr. Nenke will be responsible for the overall management and operations of the Company’s direct-to-consumer DSS segment and will report directly to Michael P. Huseby. Mr. Nenke brings more than 25 years of strategic and broad operational experience to BNED, along with a track record of success in building, scaling and transforming digital retail businesses. Prior to joining BNED, Mr. Nenke held several operational and finance roles at Amazon, where he most recently served as General Manager of Amazon Explore, as well as senior level finance roles at Coles Group and Cable & Wireless Optus.

Other
Expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $6.5 million for the quarter as compared to $5.2 million in the prior period.
Intercompany gross margin eliminations were $0.5 million for the quarter, as compared to $(0.8) million in the prior year period, which reflect the inter-segment sales from Wholesale to Retail.

Outlook
The Company expects COVID-19 to continue to impact performance for the remainder of its fiscal year 2021 ending on May 1, 2021. Looking ahead, while it is difficult to predict the trajectory of the COVID-19 virus with any certainty, based on its current views, the Company expects to generate positive non-GAAP Adjusted EBITDA in fiscal year 2022, as most schools return to a traditional on-campus environment for learning and sporting activities. The Company expects non-GAAP adjusted EBITDA to approach annual pre-COVID levels in fiscal year 2023, as campuses fully resume on campus learning and sporting activities with substantially less-restrictive COVID related policies and operating protocols.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 8:30 a.m. Eastern Time on Tuesday, March 9, 2021 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal 2021 fourth quarter results on or about July 1, 2021.

EXPLANATORY NOTE

We have three reportable segments: Retail, Wholesale and DSS as follows:
•The Retail Segment operates 1,441 college, university, and K-12 school bookstores, comprised of 765 physical bookstores and 676 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,300 physical bookstores (including our Retail Segment's 765 physical bookstores) and sources and distributes new and used textbooks to our 676 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 400 college bookstores.
•The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, a direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, writing and tutoring.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020
Sales:
Product sales and other	$373,502	$453,678	$1,118,544	$1,474,448
Rental income	38,111	48,614	92,568	119,729
Total sales	411,613	502,292	1,211,112	1,594,177
Cost of sales:
Product and other cost of sales	315,607	354,999	933,847	1,146,400
Rental cost of sales	25,394	28,758	60,506	70,635
Total cost of sales	341,001	383,757	994,353	1,217,035
Gross profit	70,612	118,535	216,759	377,142
Selling and administrative expenses	92,708	106,184	254,723	317,279
Depreciation and amortization expense	13,307	15,117	40,563	46,542
Impairment loss (non-cash) (a)	27,630	—	27,630	433
Restructuring and other charges (a)	1,669	205	10,727	3,240
Operating (loss) income	(64,702)	(2,971)	(116,884)	9,648
Interest expense, net	2,311	1,904	5,876	5,882
(Loss) income before income taxes	(67,013)	(4,875)	(122,760)	3,766
Income tax (benefit) expense	(18,724)	(3,182)	(35,334)	1,683
Net (loss) income	$(48,289)	$(1,693)	$(87,426)	$2,083

(Loss) Income per common share:
Basic	$(0.96)	$(0.04)	$(1.78)	$0.04
Diluted	$(0.96)	$(0.04)	$(1.78)	$0.04
Weighted average common shares outstanding:
Basic	50,082	48,298	49,099	47,911
Diluted	50,082	48,298	49,099	48,767

(a) For additional information, see Note (a) - (d) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		39 weeks ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020
Percentage of sales:
Sales:
Product sales and other	90.7%	90.3%	92.4%	92.5%
Rental income	9.3%	9.7%	7.6%	7.5%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	84.5%	78.2%	83.5%	77.8%
Rental cost of sales (a)	66.6%	59.2%	65.4%	59.0%
Total cost of sales	82.8%	76.4%	82.1%	76.3%
Gross profit	17.2%	23.6%	17.9%	23.7%
Selling and administrative expenses	22.5%	21.1%	21.0%	19.9%
Depreciation and amortization expense	3.2%	3.0%	3.3%	2.9%
Impairment loss (non-cash)	6.7%	—%	2.3%	—%
Restructuring and other charges	0.4%	—%	0.9%	0.2%
Operating (loss) income	(15.6)%	(0.5)%	(9.6)%	0.7%
Interest expense, net	0.6%	0.4%	0.5%	0.4%
(Loss) income before income taxes	(16.2)%	(0.9)%	(10.1)%	0.3%
Income tax (benefit) expense	(4.5)%	(0.6)%	(2.9)%	0.1%
Net (loss) income	(11.7)%	(0.3)%	(7.2)%	0.2%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	January 30, 2021	January 25, 2020
ASSETS
Current assets:
Cash and cash equivalents	$9,915	$9,798
Receivables, net	227,174	238,045
Merchandise inventories, net	452,611	530,260
Textbook rental inventories	40,720	48,474
Prepaid expenses and other current assets	25,281	24,617
Total current assets	755,701	851,194
Property and equipment, net	87,405	101,055
Operating lease right-of-use assets	242,937	251,743
Intangible assets, net	155,536	179,596
Goodwill	4,700	4,700
Deferred tax assets, net	14,984	2,647
Other noncurrent assets	27,195	37,169
Total assets	$1,288,458	$1,428,104
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$318,795	$389,050
Accrued liabilities	125,815	193,705
Current operating lease liabilities	105,624	102,247
Total current liabilities	550,234	685,002
Long-term operating lease liabilities	190,453	169,227
Other long-term liabilities	52,814	50,529
Long-term borrowings	150,800	65,900
Total liabilities	944,301	970,658
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 53,327 and 52,139 shares, respectively; outstanding, 51,379 and 48,297 shares, respectively	533	521
Additional paid-in-capital	733,019	732,320
Accumulated deficit	(370,253)	(242,494)
Treasury stock, at cost	(19,142)	(32,901)
Total stockholders' equity	344,157	457,446
Total liabilities and stockholders' equity	$1,288,458	$1,428,104

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 39 week periods are as follows:

Dollars in millions	13 weeks ended		39 weeks ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020
Retail Sales
New stores (a)	$17.3	$16.3	$52.7	$61.9
Closed stores (a)	(8.3)	(18.1)	(32.2)	(50.8)
Comparable stores (b)	(83.3)	(37.9)	(384.0)	(99.0)
Textbook rental deferral	1.6	0.7	11.7	3.0
Service revenue (c)	1.8	(1.4)	(1.9)	(3.9)
Other (d)	0.6	0.3	2.2	(5.9)
Retail Sales subtotal:	$(70.3)	$(40.1)	$(351.5)	$(94.7)
Wholesale Sales:	$(27.5)	$(11.5)	$(23.4)	$(29.8)
DSS Sales	$0.8	$1.2	$2.0	$1.2
Eliminations (e)	$6.3	$4.7	$(10.2)	$17.2
Total sales variance	$(90.7)	$(45.7)	$(383.1)	$(106.1)
(a)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended				39 weeks ended
	January 30, 2021		January 25, 2020		January 30, 2021		January 25, 2020
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	769	671	772	664	772	647	772	676
Stores opened	—	7	5	7	30	58	45	62
Stores closed	4	2	5	7	37	29	45	74
Number of stores at end of period	765	676	772	664	765	676	772	664

(b)    For Comparable Store Sales details, see below.
(c)    Service revenue includes brand partnerships, shipping and handling, and revenue from other programs.
(d)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(e)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Comparable Sales - Retail Segment

Comparable store sales variances by category for the 13 and 39 week periods are as follows:

Dollars in millions	13 weeks ended				39 weeks ended
	January 30, 2021		January 25, 2020		January 30, 2021		January 25, 2020
Textbooks (Course Materials)	$(25.0)	(8.1)%	$(31.2)	(9.3)%	$(136.1)	(14.3)%	$(85.2)	(8.3)%
General Merchandise	(58.0)	(45.8)%	(0.9)	(0.7)%	(242.2)	(54.9)%	4.7	1.1%
Trade Books	(5.5)	(61.1)%	(2.3)	(20.2)%	(19.4)	(69.3)%	(4.9)	(14.7)%
Total Comparable Store Sales	$(88.5)	(19.9)%	$(34.4)	(7.3)%	$(397.7)	(28.0)%	$(85.4)	(5.7)%

Comparable store sales includes sales from physical stores that have been open for an entire fiscal year period and virtual store sales for the period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		39 weeks ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020
Net (loss) income	$(48,289)	$(1,693)	$(87,426)	$2,083
Reconciling items, after-tax (below)	22,717	945	31,213	4,928
Adjusted Earnings (Non-GAAP)	$(25,572)	$(748)	$(56,213)	$7,011

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$27,630	$—	$27,630	$433
Content amortization (non-cash) (b)	1,314	1,064	3,700	2,973
Restructuring and other charges (c)	1,669	205	10,727	3,240
Reconciling items, pre-tax	30,613	1,269	42,057	6,646
Less: Pro forma income tax impact (d)	7,896	324	10,844	1,718
Reconciling items, after-tax	$22,717	$945	$31,213	$4,928

Adjusted EBITDA	13 weeks ended		39 weeks ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020
Net (loss) income	$(48,289)	$(1,693)	$(87,426)	$2,083
Add:
Depreciation and amortization expense	13,307	15,117	40,563	46,542
Interest expense, net	2,311	1,904	5,876	5,882
Income tax (benefit) expense	(18,724)	(3,182)	(35,334)	1,683
Impairment loss (non-cash) (a)	27,630	—	27,630	433
Content amortization (non-cash) (b)	1,314	1,064	3,700	2,973
Restructuring and other charges (c)	1,669	205	10,727	3,240
Adjusted EBITDA (Non-GAAP)	$(20,782)	$13,415	$(34,264)	$62,836

(a) During the 13 weeks ended January 30, 2021, we evaluated certain of our store-level long-lived assets in the Retail segment for impairment. Based on the results of the impairment tests, we recognized an impairment loss (non-cash) of $27.6 million, $20.5 million after-tax, comprised of $5.1 million, $13.3 million, $6.3 million and $2.9 million of property and equipment, operating lease right-of-use assets, amortizable intangibles, and other noncurrent assets, respectively.

During the 39 weeks ended January 25, 2020, we recognized an impairment loss (non-cash) of $433 in the Retail Segment related to net capitalized development costs for a project which were not recoverable.

(b) Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.

(c) During the 39 weeks ended January 30, 2021 and January 25, 2020, we recognized restructuring and other charges totaling $10,727 and $3,240, respectively, comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, shareholder activist activities, and costs related to development and integration associated with Fanatics and FLC partnership agreements.

(d) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Free Cash Flow (non-GAAP)	13 weeks ended		39 weeks ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020
Adjusted EBITDA (non-GAAP)	$(20,782)	$13,415	$(34,264)	$62,836
Less:
Capital expenditures (a)	9,713	7,586	25,910	26,841
Cash interest paid	1,685	1,282	4,885	5,311
Cash taxes paid (refund)	14	1,915	6,036	(3,962)
Free Cash Flow (non-GAAP)	$(32,194)	$2,632	$(71,095)	$34,646

(a) Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended		39 weeks ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020
Physical store capital expenditures	$1,238	$3,005	$7,200	$11,122
Product and system development	4,288	3,224	9,514	10,668
Content development costs	2,260	989	5,088	3,222
Other	1,927	368	4,108	1,829
Total Capital Expenditures	$9,713	$7,586	$25,910	$26,841

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended		39 weeks ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020
Sales
Retail	$387,669	$457,988	$1,122,959	$1,474,413
Wholesale	39,465	66,996	156,146	179,515
DSS	7,206	6,435	19,025	17,024
Eliminations	(22,727)	(29,127)	(87,018)	(76,775)
Total	$411,613	$502,292	$1,211,112	$1,594,177

Gross profit
Retail (b)	$53,699	$100,000	$165,748	$323,473
Wholesale	10,658	14,235	38,129	41,688
DSS (b)	7,020	6,137	18,412	16,207
Eliminations	549	(773)	(1,830)	(1,253)
Total	$71,926	$119,599	$220,459	$380,115

Selling and administrative expenses
Retail	$75,921	$91,860	$210,286	$274,253
Wholesale	4,336	4,312	12,273	13,664
DSS	6,015	4,987	15,054	13,715
Corporate Services	6,491	5,154	17,236	15,829
Eliminations	(55)	(129)	(126)	(182)
Total	$92,708	$106,184	$254,723	$317,279

Adjusted EBITDA (Non-GAAP) (c)
Retail	$(22,222)	$8,140	$(44,538)	$49,220
Wholesale	6,322	9,923	25,856	28,024
DSS	1,005	1,150	3,358	2,492
Corporate Services	(6,491)	(5,154)	(17,236)	(15,829)
Eliminations	604	(644)	(1,704)	(1,071)
Total	$(20,782)	$13,415	$(34,264)	$62,836

(a) See Explanatory Note in this Press Release for Segment descriptions.

(b) For the 13 and 39 weeks ended January 30, 2021, the Retail Segment gross margin excludes $176 and $578, respectively of amortization expense (non-cash) related to content development costs. For the 13 and 39 weeks ended January 30, 2021, the DSS Segment gross margin excludes $1,138 and $3,122, respectively, of amortization expense (non-cash) related to content development costs.

For the 13 and 39 weeks ended January 25, 2020, the Retail Segment gross margin excludes $210 and $604 respectively of amortization expense (non-cash) related to content development costs. For the 13 and 39 weeks ended January 25,2020, the DSS Segment gross margin excludes $854 and $2,369, respectively, of amortization expense (non-cash) related to content development costs.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended		39 weeks ended
	January 30, 2021	January 25, 2020	January 30, 2021	January 25, 2020
Gross margin
Retail	13.9%	21.8%	14.8%	21.9%
Wholesale	27.0%	21.2%	24.4%	23.2%
DSS	97.4%	95.4%	96.8%	95.2%
Elimination	(2.4)%	2.7%	2.1%	1.6%
Total gross margin	17.5%	23.8%	18.2%	23.8%

Selling and administrative expenses
Retail	19.6%	20.1%	18.7%	18.6%
Wholesale	11.0%	6.4%	7.9%	7.6%
DSS	83.5%	77.5%	79.1%	80.6%
Corporate Services	N/A	N/A	N/A	N/A
Elimination	N/A	N/A	N/A	N/A
Total selling and administrative expenses	22.5%	21.1%	21.0%	19.9%

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA and Free Cash Flow

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items), Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income) and Free Cash Flow (defined by the Company as Adjusted EBITDA less capital expenditures, cash interest and cash taxes).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results. The Company believes that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of the Company’s operating profitability and liquidity as the Company manages to the business to maximize margin and cashflow.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated May 2, 2020 filed with the SEC on July 14, 2020, which includes consolidated financial statements for each of the three years for the period ended May 2, 2020 (Fiscal 2020, Fiscal 2019, and Fiscal 2018), the Company's Quarterly Report on Form 10-Q for the period ended August 1, 2020 filed with the SEC on September 3, 2020 and the Company's Quarterly Report on Form 10-Q for the period ended October 31, 2020 filed with the SEC on December 8, 2020.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications & Public Affairs
(908) 991-2967
cbrown@bned.com

Investor Contact:
Andy Milevoj
Vice President
Corporate Finance & Investor Relations
(908) 991-2776
amilevoj@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with COVID-19 and the governmental responses to it, including its impact across our businesses on demand and operations, as well as on the operations of our suppliers and other business partners, and the effectiveness of our actions taken in response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended May 2, 2020. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.